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                                                                      Exhibit 21

              SUBSIDIARIES OF SHOPPERS FOOD WAREHOUSE CORPORATION

                                                                  State of Incorporation
                                                                  ----------------------
Shoppers Food Warehouse DC Corporation                   (100%)      Delaware
Jumbo Produce, Inc.                                      (100%)      Delaware
Total Beverage, Inc.                                     (100%)      Delaware
Shoppers Food Warehouse Licensing Corporation            (100%)      Delaware
Shoppers Food Warehouse Investment Corporation           (100%)      Delaware
Shoppers Food Warehouse Storage & Refrigeration          (100%)      Delaware
RBC Corporation                                          (100%)      Delaware





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